 Exhibit T3B.59

MODIFICATION NO. ONE TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

PARKDALE MALL, LLC

THIS MODIFICATION NO. ONE TO AMENDED AND RESTATEDLIMITED LIABILITY COMPANY AGREEMENT is made and entered into to be effective as of the 3rd day of March, 2011 (this “Amendment”) by CBL/PARKDALE MALL GP, LLC, a Delaware limited liability company, and PARKDALE MALL ASSOCIATES L.P., a Texaslimited partnership (the “Members”).

W I T N E S S E T H :

WHEREAS, Parkdale Mall, LLC, a Texas limited liability company (the “Company”), is governed by that certain Amended and Restated Limited Liability Company Agreement dated June 29, 2007 (the “Agreement”); and

WHEREAS, the Company formerly owned those certain tracts or parcels of land located in Beaumont, Jefferson County, Texas, and the improvements thereon constituting a regional mall commonly known as “Parkdale Mall” (“Parkdale Mall”); and

WHEREAS, in connection with the permanent financing of Parkdale Mall withGoldman Sachs Commercial Mortgage Capital, L.P., the Company has contributed its interest in Parkdale Mall, and that certain 5.44 acre parcel across Dowlen Road, and that certain Parkdale Expansion parcel to Parkdale Mall CMBS, LLC, a Delaware limited liability company; and

WHEREAS, pursuant to Paragraph 12.7 of the Agreement, the Members of the Company may amend or modify the Agreement; and

WHEREAS, the Members desire to modify the Agreement to memorialize the change in the assets owned by the Company set forth on Exhibit “A” thereto as a result of the above-referenced transfer.

NOW, THEREFORE, the Member hereby modifies the Agreement as follows:

1.       Property. The definition of “Property” in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following definition:

“Property” shall mean the assets owned by the Company and described in Exhibit “A” attached hereto.

2.            Exhibit “A” attached hereto is hereby substituted in lieu of Exhibit “A” attached to the Agreement.

3.            Except as herein modified, the Agreement shall remain in full force and effect.

4.            Capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Agreement.

IN WITNESS WHEREOF, this Amendment is executed by the Members to be effective as of the date first set forth above.

MEMBERS:

CBL/PARKDALE MALL GP, LLC

By:	CBL & Associates Limited Partnership,
its sole member

By:	CBL Holdings I Inc.
its sole general partner

By:
John N. Foy, Vice Chairmen of the Board, Chief Financial Officer, Treasurer and Secretary

PARKDALE MALL ASSOCIATES , L.P.

By:	CBL/Parkdale, LLC,
its sole general partner

By:	CBL & Associates Limited Partnership,
its sole member

By:	CBL Holdings I Inc.
its sole general partner

By:
John N. Foy, Vice Chairmen of the Board, Chief Financial Officer, Treasurer and Secretary

EXHIBIT “A”

TO

MODIFICATION NO. ONE TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PARKDALE MALL, LLC

(a)

100% membership interest in Parkdale Mall CMBS, LLC, a Delaware limited liability company, the owner of those certain tracts or parcels of land located in Beaumont, Texas, and the improvements thereon constituting a regional mall commonly known as “Parkdale Mall,” along with that certain 5.44 acre parcel across Dowlen Road, and that certain Parkdale Expansion parcel

(b)	That certain 4.027 acre (Tract IV) parcel of land adjacent to Parkdale Mall.

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